                                                                   EXHIBIT 10.11



Anthony Stratakos

RE:      EMPLOYMENT TERMS

Dear Mr. Stratakos:

Berkeley Integrated Technologies, Inc. is pleased to offer you the position of Design Engineer, on the following terms.

You will be responsible for product and technology development. You will work at our facility located at 2201 Broadway, Oakland, CA. Of course, Berkeley Integrated Technologies, Inc. may change your position, duties, and work location from time to time as it deems necessary.

Your compensation will be $6,000 per month, less payroll deductions and all required withholdings. $3,600 per month of your compensation will be deferred until September 27, 1997. You will be paid monthly and you will be eligible for the following standard Company benefits as plans are established by the company: medical insurance, vacation, sick leave, holidays. Details about these benefit plans are available for your review. Berkeley Integrated Technologies, Inc. may modify compensation and benefits from time to time as it deems necessary.

As a Berkeley Integrated Technologies, Inc. employee, you will be expected to abide by Company rules and regulations, and sign and comply with a Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Berkeley Integrated Technologies, Inc. proprietary information.

Normal working hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with Berkeley Integrated Technologies, Inc. at any time and for any reason whatsoever simply by notifying Berkeley Integrated Technologies, Inc. Likewise, Berkeley Integrated Technologies, Inc. may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

If the Company terminates your employment without Cause, as defined below, the vesting of your restricted stock, pursuant to the applicable Restricted Stock Purchase Plan, which are unvested as of the termination date (the "Restricted Stock") shall accelerate, and one-half of the stock shall be fully vested on the termination date. For purposes of this letter, Cause shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) breach of the Company's policies; (iv) damage to the Company's property; (v) breach of your Proprietary Information and Inventions Agreement; or (vi) conduct which in the good faith and reasonable determination of the Company demonstrates unacceptable job performance or gross unfitness to serve. Physical or mental disability shall not constitute Cause.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me if you wish to accept employment at Berkeley Integrated Technologies, Inc. under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Greg Hildebrand

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Greg Hildebrand

ACCEPTED:

/s/ Anthony Stratakos

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Anthony Stratakos

September 27, 1996

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Date

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